Exhibit 99.1

ENERGY TRANSFER PARTNERS ANNOUNCES CASH DISTRIBUTION
FOR SECOND QUARTER OF 2009
Energy Transfer Equity Declares Distribution Increase

DALLAS – July 28, 2009 — Energy Transfer Partners, L.P. (NYSE:ETP) and Energy Transfer Equity, L.P. (NYSE:ETE) today announced that the Board of Directors of each partnership has approved quarterly distributions for the quarter ended June 30, 2009.

ETP’s Board of Directors has approved a quarterly distribution of $0.89375 per unit ($3.575 annualized) on ETP common units for the quarter ended June 30, 2009. The cash distribution for the quarter ended June 30, 2009 will be paid on August 14, 2009 to Unitholders of record as of the close of business on August 7, 2009. The distribution rate is unchanged from the distribution paid for the quarter ended March 31, 2009.

“Our assets continue to support our strong financial position and generate sustainable distributable cash flow,” said Martin Salinas, ETP’s Chief Financial Officer. “We also boast a solid liquidity position with approximately $1.94 billion in available capacity under our revolving credit facility and $114 million in cash on hand as of June 30, 2009. This will allow us to fund our announced growth projects well into 2010 while also providing us the financial flexibility to pursue opportunities. The decision to keep the annual distribution rate at $3.575 per common unit reflects management’s continued prudent approach in the existing market environment, and we will continue to evaluate our quarterly distribution growth rate as new projects are placed in service.”

“While 2009 will prove to be a challenging year, we couldn’t be more excited about Energy Transfer’s position in the marketplace,” stated Mackie McCrea, ETP’s President and Chief Operating Officer. “Our existing asset base of approximately 17,500 miles of natural gas pipelines, coupled with the Midcontinent Express Pipeline and the Texas Independence Pipeline becoming fully operational in the third quarter of 2009, only improves our already well-established hydraulic capabilities that provide producers optionality that very few, if any, other pipeline partnerships can offer. This optionality provides us with an attractive position when competing for new pipeline projects in our core areas of operations. Lastly, we are also extremely pleased with how well our two remaining large interstate pipeline projects are progressing. These projects will further solidify ETP as a premier energy partnership.”

ETE’s Board of Directors has approved a quarterly distribution of $0.535 per unit ($2.14 annualized) on ETE’s outstanding common units for the quarter ended June 30, 2009. The quarterly distribution of $0.535 per unit represents an increase of $0.04 per common unit on an annualized basis. The distribution will be paid on August 19, 2009 to Unitholders of record as of the close of business on August 7, 2009.

Both partnerships expect to release earnings for the quarter ended June 30, 2009 on Monday, August 10, 2009. A conference call has been scheduled for 9:00 a.m. Central Time, Tuesday, August 11, to discuss these quarterly results. The dial-in number is 1-888-423-3273, participant code: Energy Transfer. The call will be available for replay on the company website (www.energytransfer.com) for a limited time.

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Colorado, Louisiana, New Mexico, and Utah, and owns the largest intrastate pipeline system in Texas. ETP’s natural gas operations include gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. ETP currently has more than 17,500 miles of pipeline in service and has a 50% interest in joint ventures that have approximately 260 miles of interstate pipeline in service. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.

Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner of Energy Transfer Partners, L.P. and approximately 62.5 million ETP limited partner units.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnerships’ Annual Reports on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnerships undertake no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.energytransfer.com.

Company: Energy Transfer Partners, L.P. (NYSE:ETP)
Record Date: August 7, 2009
Ex Date: August 5, 2009
Payment Date: August 14, 2009
Amount Paid: $0.89375 per Common Unit

Company: Energy Transfer Equity, L.P. (NYSE:ETE)
Record Date: August 7, 2009
Ex Date: August 5, 2009
Payment Date: August 19, 2009
Amount Paid: $0.535 per Common Unit

Contacts
Investor Relations:
Brent Ratliff
Energy Transfer
214-981-0700 (office)

Media Relations:
Vicki Granado
Granado Communications Group
214-504-2260 (office)
214-498-9272 (cell)

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